Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Bond Trust of our reports dated July 14, 2017, relating to the financial statements and financial highlights, which appear in the John Hancock ESG Core Bond Fund, John Hancock Global Conservative Absolute Return Fund, John Hancock Global Short Duration Credit Fund, John Hancock Government Income Fund, John Hancock High Yield Fund, and John Hancock Investment Grade Bond Fund Annual Reports on Form N-CSR for the periods ended May 31, 2017. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Policy Regarding Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 28, 2017